EXHIBIT 99.1

Ralph Lauren Reports Third Quarter Fiscal 2012 Results

•	Third Quarter Revenues Grew 17% to $1.8 Billion and Comparable Store Sales Rose 12%

•	Operating Income Rose 10% to $270 million in the Third Quarter

•	Third Quarter Diluted EPS Was $1.78

•	The Company Raises Its Fiscal 2012 Sales and Profit Outlook

NEW YORK--(BUSINESS WIRE)--Feb. 8, 2012-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $169 million, or $1.78 per diluted share, for the third quarter of Fiscal 2012, compared to net income of $168 million, or $1.72 per diluted share, for the third quarter of Fiscal 2011.

Net income for the first nine months of Fiscal 2012 rose 19% to $587 million from $494 million in the comparable period last fiscal year. Net income per diluted share of $6.14 in the first nine months of Fiscal 2012 was 23% greater than the $5.01 reported in the prior year period.

“I am extremely proud of what we have accomplished in the first nine months of the fiscal year,” said Ralph Lauren, Chairman and Chief Executive Officer. “Our design-driven culture is delivering highly desirable products across a growing range of lifestyle sensibilities and merchandise categories. We continue to support this innovation with best-in-class marketing, merchandising and distribution that not only distinguishes us in the marketplace, but also deepens our connection with our customers around the world. The progress we are making at our retail segment is very encouraging, particularly as we continue to invest in new stores and e-commerce worldwide.”

 “Our third quarter and year-to-date results affirm the resilience of our diversified operating model and the relevance of our strategic objectives,” said Roger Farah, President and Chief Operating Officer. “We’ve navigated through unprecedented gross margin pressure and challenging macroeconomic conditions while simultaneously supporting our global brand development efforts and maintaining excellent profitability. We believe sustained, disciplined investment in our growth initiatives, particularly our global retail and infrastructure development, will continue to yield strong returns for our shareholders over the long term.”

Third Quarter and Nine Months Fiscal 2012 Income Statement Review

Net Revenues. Net revenues for the third quarter of Fiscal 2012 were $1.8 billion, 17% greater than net revenues for the comparable period last year. The increase in net revenues primarily reflects growth in retail sales worldwide and double-digit wholesale revenue growth in the United States and Europe.

Net revenues for the first nine months of Fiscal 2012 were $5.2 billion, 24% greater than the comparable period of Fiscal 2011. The increase in net revenues primarily reflects strong retail sales worldwide, higher wholesale revenues and favorable foreign currency effects.

•
Wholesale Sales. Wholesale sales of $750 million in the third quarter were 11% above the prior year period. Double-digit growth in the United States and Europe was supported by strong demand for core apparel merchandise, particularly men’s and childrenswear. Wholesale revenue growth also benefited from the transition of certain formerly licensed home product categories to directly controlled wholesale operations.  The transition of certain Japanese wholesale distribution to directly operated concession shops was a meaningful offset to wholesale revenue growth in the third quarter.

For the first nine months of Fiscal 2012, wholesale sales were $2.4 billion, 19% above the prior year period. The year-over-year increase in wholesale sales reflects higher global demand for core apparel merchandise and growing distribution of emerging accessories products. Year-to-date wholesale sales also include incremental home product revenues as a result of the transition of certain formerly licensed home product categories to directly controlled wholesale operations. The transition of certain Japanese wholesale distribution to directly operated concession shops was a partial offset to wholesale revenue growth in the first nine months of Fiscal 2012.

•
Retail Sales. Retail sales rose 22% to $1.0 billion from $822 million in the third quarter last year, reflecting the contribution from new stores and concession shops, including incremental revenues from newly transitioned South Korean operations, and comparable store sales growth. Comparable store sales increased 12%, reflecting a 31% increase at RalphLauren.com, 7% growth at Ralph Lauren stores, 9% expansion at factory stores and 17% growth at Club Monaco stores.

Retail sales for the first nine months of Fiscal 2012 were $2.7 billion, 29% above the prior year period. Year-to-date comparable store sales rose 14%, reflecting 29% growth at RalphLauren.com, an 8% increase at Ralph Lauren stores, 14% growth at factory stores and 19% expansion at Club Monaco stores.

•
Licensing. Licensing revenues of $50 million in the third quarter were 1% below the prior year period. Higher domestic apparel product licensing and global fragrance royalties were more than offset by lower international and home product licensing royalties due to the transition of certain formerly licensed operations to directly controlled operations.

Licensing royalties of $137 million in the first nine months of Fiscal 2012 were 2% greater than the prior year period. Higher domestic apparel product licensing royalties more than offset lower international and home product licensing royalties due to the transition of certain formerly licensed operations to directly controlled operations.

Gross Profit. Gross profit of $1.0 billion in the third quarter of Fiscal 2012 was 14% greater than the prior year period. The gross profit rate declined 150 basis points to 57.1% from 58.6% in the third quarter last year. The lower gross profit rate primarily reflects the negative impact of cost of goods inflation that was partially offset by more favorable channel and geographic mix, in addition to select price increases, compared to the prior year.

Gross profit for the first nine months of Fiscal 2012 rose 22% to $3.1 billion. Gross profit rate of 58.7% was 50 basis points below the prior year, primarily due to the negative impact of cost of goods inflation. Favorable channel and geographic mix compared to the prior year, in addition to select price increases, helped to offset some of the gross profit rate pressure in the first nine months of Fiscal 2012.

Operating Expenses. Operating expenses increased 15% in the third quarter to $761 million from $662 million in the third quarter of Fiscal 2011. The increase in operating expenses primarily reflects overall business expansion, including strong retail segment growth, in addition to incremental costs associated with the transition of certain formerly licensed operations. Operating expense margin was 42.2%, a 50 basis point improvement from the comparable prior year period. The lower operating expense margin was a result of leverage on strong sales growth and a shift in timing of certain expenses into the fourth quarter.

Operating expenses in the first nine months of Fiscal 2012 were $2.2 billion, 22% greater than the prior year period. Operating expense margin was 41.4%, a 60 basis point improvement from the first nine months of Fiscal 2011, as leverage on strong sales growth more than offset incremental costs associated with the transition of certain formerly licensed operations, higher retail segment penetration and continued investment in the Company's strategic growth initiatives.

Operating Income. Operating income for the third quarter of Fiscal 2012 rose 10% to $270 million from $246 million in the third quarter last year. Operating margin was 15.0%, or 90 basis points below the third quarter last year, primarily due to gross margin compression that was partially offset by operating expense leverage.

For the first nine months of Fiscal 2012, operating income increased 24% to $903 million from $728 million in the prior year period. Operating margin for the first nine months of Fiscal 2012 was 17.2%, essentially unchanged from the prior year period. The stability in operating margin rate reflects an equivalent amount of operating expense leverage to offset gross margin compression.

•	Wholesale Operating Income. Wholesale operating income declined 11% to $116 million in the third quarter of Fiscal 2012 from $130 million last year. Wholesale operating margin was 15.4% in the third quarter, 390 basis points below the prior year period, primarily as a result of cost of goods inflation, incremental expenses associated with the transition of certain formerly licensed home operations and the global launch of Denim & Supply.

Wholesale operating income increased 8% in the first nine months of Fiscal 2012 to $513 million from $476 million last year. Wholesale operating margin for the first nine months of Fiscal 2012 was 21.2%, or 230 basis points below the prior year period, primarily a result of cost of goods inflation and incremental expenses associated with the transition of certain formerly licensed home operations. Expense leverage on higher global wholesale sales partially mitigated the decline in wholesale operating margin.

•
Retail Operating Income. Retail operating income was $194 million, 27% greater than the $153 million achieved in the third quarter of Fiscal 2011, and retail operating margin was 19.3% compared to 18.6% in the prior year period. The growth in retail operating income and the expansion in margin are a result of strong comparable store sales growth and improved profitability in international markets. The improved retail segment profitability was partially offset by cost of goods inflation and continued investment in global e-commerce development.

Retail operating income increased 42% in the first nine months of Fiscal 2012 to $514 million from $362 million in the prior year period, and the retail operating margin was 19.2%, or 170 basis points greater than the first nine months of Fiscal 2011. The growth in retail operating income and the expansion in margin are a result of strong comparable store sales growth and improved profitability in international markets. The improved retail segment profitability was partially offset by cost of goods inflation and expenses related to newly transitioned South Korean operations.

•
Licensing Operating Income. Licensing operating income increased 7% to $32 million from $30 million in the third quarter of Fiscal 2011, primarily due to lower net costs associated with the transition of formerly licensed operations to directly controlled operations.

Licensing operating income for the first nine months of Fiscal 2012 rose 7% to $87 million from $81 million in the prior year period, primarily due to lower net costs associated with the transition of formerly licensed operations to directly controlled operations.

Net Income and Diluted EPS. Net income of $169 million for the third quarter of Fiscal 2012 was slightly above the $168 million earned in the prior year period. The increase in net income reflects the higher operating income discussed above that was almost entirely offset by higher taxes. The effective tax rate of 36% in the third quarter of Fiscal 2012 compares to 29% in the prior year period, primarily due to the favorable resolution of discrete tax items in the third quarter of Fiscal 2011. Net income per diluted share rose 3% to $1.78 per share from $1.72 in the third quarter last year. The increase in diluted EPS for the third quarter of Fiscal 2012 reflects lower average diluted shares outstanding compared to the prior year.

Net income for the first nine months of Fiscal 2012 rose 19% to $587 million from $494 million last year. Net income per diluted share of $6.14 in the first nine months of Fiscal 2012 was 23% greater than the $5.01 earned in the prior year period. The growth in net income and diluted EPS results for the first nine months of Fiscal 2012 principally relates to the higher operating income discussed above that was partially offset by an effective tax rate of 34% compared to 31% in the prior year period. The higher effective tax rate for the first nine months of Fiscal 2012 primarily reflects the favorable resolution of discrete tax items in the prior year.

Third Quarter Fiscal 2012 Balance Sheet Review

The Company ended the third quarter of Fiscal 2012 with $1.3 billion in cash and investments, or $1.0 billion in cash and investments net of debt, both approximately in line with the prior year period’s levels.

The Company had $68 million in capital expenditures in the third quarter compared to $78 million in the prior year period. The third quarter ended with inventory up 28% to $895 million from $698 million in the third quarter of last year. The higher inventory is primarily attributable to an investment to support anticipated sales growth, including incremental inventory to support new stores and concession shops; new operations and new merchandise categories, such as South Korea, home textiles, international e-commerce and Denim & Supply; and the inflationary and foreign exchange impact on cost of goods.

Global Retail Store Network

The Company ended the third quarter of Fiscal 2012 with 378 directly operated stores, comprised of 104 Ralph Lauren stores, 59 Club Monaco stores, 200 Polo factory stores and 15 Rugby stores. The Company also operated 508 concession shop locations worldwide at the end of the third quarter. In addition to Company-operated locations, global licensing partners operated 60 Ralph Lauren stores and 49 dedicated concession shops as well as 58 Club Monaco stores and dedicated shops at the end of the third quarter.

Fiscal 2012 Outlook

Due to the stronger-than-expected third quarter performance, the Company now expects consolidated revenues for Fiscal 2012 to increase by approximately 20%, which compares to a prior expectation of high-teens-to-low 20% growth. The Company has also raised its operating margin outlook for Fiscal 2012. The full year operating margin from continuing operations is now estimated to be approximately equivalent to or only slightly below the prior year period, which compares to a prior expectation of a 50 basis point decline. The full year Fiscal 2012 tax rate is currently estimated to be 34%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Wednesday, February 8, 2012, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing (719) 325-2133. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter Fiscal Year 2012 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 1:00 P.M. Eastern, Wednesday, February 8, 2012 through 1:00 P.M. Eastern, Tuesday, February 14, 2012 by dialing (719) 457-0820 and entering passcode 5748811.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 44 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements are made concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the global economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations, the price of raw materials and labor costs), the possible adverse impact of changes in import restrictions and other risks associated with the Company’s international operations, such as violations of laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including trade and labor restrictions and related laws; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts; changes in the Company’s effective tax rates or credit profile and ratings within the financial community; the impact of the downgrade by Standard & Poor’s (“S&P”) on the credit rating of the United States and other countries, and the risk of further downgrades by S&P or other credit agencies on the credit rating of the United States and other countries; risks associated with securing the Company’s facilities and systems and those of its third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; risks associated with the Company’s distribution and global information technology systems; the loss of key personnel; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	December 31,	April 2,	January 1,
	2011	2011	2011

ASSETS
Current assets:
Cash and cash equivalents	$815.8	$453.0	$643.4
Short-term investments	386.3	593.9	599.4
Accounts receivable, net of allowances	440.2	442.8	338.1
Inventories	894.7	702.1	697.7
Income tax receivable	9.8	57.8	3.1
Deferred tax assets	101.9	92.1	82.3
Prepaid expenses and other	177.8	136.3	149.1

Total current assets	2,826.5	2,478.0	2,513.1

Non-current investments	72.5	83.6	65.5
Property and equipment, net	826.5	788.8	756.4
Deferred tax assets	72.2	76.7	137.5
Goodwill	1,013.4	1,016.3	996.7
Intangible assets, net	370.2	387.7	392.0
Other assets	145.2	150.0	147.4

Total assets	$5,326.5	$4,981.1	$5,008.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$169.7	$141.3	$107.8
Income tax payable	142.8	8.9	39.9
Accrued expenses and other	666.7	681.8	644.8

Total current liabilities	979.2	832.0	792.5

Long-term debt	265.6	291.9	275.1
Non-current liability for unrecognized tax benefits	162.8	156.4	144.7
Other non-current liabilities	389.2	396.1	383.3

Total liabilities	1,796.8	1,676.4	1,595.6

Equity:
Common stock	1.2	1.2	1.2
Additional paid-in-capital	1,567.0	1,444.7	1,394.2
Retained earnings	3,966.5	3,435.3	3,381.0
Treasury stock, Class A, at cost	(2,211.7)	(1,792.3)	(1,545.4)
Accumulated other comprehensive income	206.7	215.8	182.0

Total equity	3,529.7	3,304.7	3,413.0

Total liabilities and equity	$5,326.5	$4,981.1	$5,008.6

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	December 31,	January 1,
	2011	2011

Wholesale Net Sales	$750.0	$676.3
Retail Net Sales	1,006.0	821.6

Net Sales	1,756.0	1,497.9

Licensing Revenue	49.6	50.1

Net Revenues	1,805.6	1,548.0

Cost of Goods Sold (a)	(774.0)	(640.1)

Gross Profit	1,031.6	907.9

Selling, General & Administrative Expenses (a)	(754.3)	(655.3)
Amortization of Intangible Assets	(7.2)	(6.3)
Total Operating Expenses	(761.5)	(661.6)

Operating Income	270.1	246.3

Foreign Currency Gains (Losses)	(2.2)	(2.6)

Interest Expense	(6.3)	(4.3)

Interest and Other Income, Net	2.7	1.8

Equity in Income (Loss) of Equity-Method Investees	(2.2)	(2.8)

Income Before Provision for Income Taxes	262.1	238.4

Provision for Income Taxes	(93.1)	(70.0)

Net Income	$169.0	$168.4

Net Income Per Share - Basic	$1.83	$1.76

Net Income Per Share - Diluted	$1.78	$1.72

Weighted Average Shares Outstanding - Basic	92.2	95.5

Weighted Average Shares Outstanding - Diluted	94.9	98.1

Dividends declared per share	$0.20	$0.10

(a) Includes total depreciation expense of:	$(49.6)	$(44.1)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Nine Months Ended
	December 31,	January 1,
	2011	2011

Wholesale Net Sales	$2,418.5	$2,026.1
Retail Net Sales	2,680.8	2,072.9

Net Sales	5,099.3	4,099.0

Licensing Revenue	137.3	134.4

Net Revenues	5,236.6	4,233.4

Cost of Goods Sold (a)	(2,164.9)	(1,725.4)

Gross Profit	3,071.7	2,508.0

Selling, General & Administrative Expenses (a)	(2,146.9)	(1,761.6)
Amortization of Intangible Assets	(21.8)	(18.5)
Total Operating Expenses	(2,168.7)	(1,780.1)

Operating Income	903.0	727.9

Foreign Currency Gains (Losses)	(4.2)	(1.2)

Interest Expense	(18.8)	(13.2)

Interest and Other Income, Net	9.3	5.2

Equity in Income (Loss) of Equity-Method Investees	(5.2)	(4.8)

Income Before Provision for Income Taxes	884.1	713.9

Provision for Income Taxes	(297.5)	(219.5)

Net Income	$586.6	$494.4

Net Income Per Share - Basic	$6.32	$5.15

Net Income Per Share - Diluted	$6.14	$5.01

Weighted Average Shares Outstanding - Basic	92.8	96.0

Weighted Average Shares Outstanding - Diluted	95.6	98.7

Dividends declared per share	$0.60	$0.30

(a) Includes total depreciation expense of:	$(146.4)	$(124.3)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended December 31, 2011 and January 1, 2011 for each segment were as follows:

	Three Months Ended		Nine Months Ended
	December 31,	January 1,	December 31,	January 1,
	2011	2011	2011	2011

Net revenues:
Wholesale	$750.0	$676.3	$2,418.5	$2,026.1
Retail	1,006.0	821.6	2,680.8	2,072.9
Licensing	49.6	50.1	137.3	134.4
Total Net Revenues	$1,805.6	$1,548.0	$5,236.6	$4,233.4

Operating Income (Loss):
Wholesale	$115.5	$130.3	$513.1	$475.9
Retail	194.4	152.9	513.5	362.0
Licensing	31.9	29.7	86.8	80.8
	341.8	312.9	1,113.4	918.7
Less:
Unallocated Corporate Expenses	(71.7)	(66.6)	(210.4)	(190.8)
Total Operating Income	$270.1	$246.3	$903.0	$727.9

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended		Nine Months Ended
	As Reported	Constant Currency	As Reported	Constant Currency
Ralph Lauren Stores (a)	7%	5%	8%	4%
Factory Stores	9%	9%	14%	12%
Club Monaco	17%	17%	19%	19%
RalphLauren.com	31%	31%	29%	29%
Total	12%	12%	14%	12%
(a) Includes comparable sales for concession shops.

Operating Segment Data

	Three Months Ended		% Change
	December 31, 2011	January 1, 2011	As Reported	Constant Currency
Wholesale Net Sales	$750.0	$676.3	10.9%	11.0%
Retail Net Sales	1,006.0	821.6	22.4%	21.7%
Net Sales	1,756.0	1,497.9	17.2%	16.8%
Licensing Revenue	49.6	50.1	(1.0%)	(1.6%)
Net Revenue	$1,805.6	$1,548.0	16.6%	16.2%

	Nine Months Ended		% Change
	December 31, 2011	January 1, 2011	As Reported	Constant Currency
Wholesale Net Sales	$2,418.5	$2,026.1	19.4%	17.0%
Retail Net Sales	2,680.8	2,072.9	29.3%	26.5%
Net Sales	5,099.3	4,099.0	24.4%	21.8%
Licensing Revenue	137.3	134.4	2.2%	1.2%
Net Revenue	$5,236.6	$4,233.4	23.7%	21.1%

Ralph Lauren is a global company that reports its financial information in U.S. dollars, in accordance with U.S. GAAP (“GAAP”). Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars because the underlying currencies in which the Company transacts change in value over time compared to the U.S. dollar. These rate fluctuations can have a significant effect on reported operating results. As a supplement to its reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. The Company believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in its businesses. These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
James Hurley, 212-813-7862
or
Corporate Communications
Julie Berman, 212-583-2262